EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

  FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

MINNEAPOLIS, MN – March 5, 2019 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the fourth quarter (“Q4”) and the full year ended December 31, 2018.

Overview
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Q4 2018 net sales increased 0.3% to $8.1 million from $8.1 million in Q4 2017, driven by innovation revenue, offset by a decrease in POPS program revenue.
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2018 net sales were $33.2 million, an increase of 25.8% from $26.4 million in 2017.
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Q4 2018 operating income was $0.5 million compared to $1.0 million in Q4 2017.
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2018 operating income was $1.8 million, compared to an operating loss of $0.9 million in 2017.
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Q4 2018 net income was $0.4 million, or $0.04 per basic and diluted share, compared to $0.6 million, or $0.05 per basic and diluted share in Q4 2017.
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2018 net income was $1.4 million, or $0.12 per basic and diluted share, compared to a net loss of $0.6 million, or $0.06 per basic and diluted share in 2017.

Insignia’s President and CEO Kristine Glancy commented, “We are proud of our performance in 2018 delivering $1.8 million in operating income and growing revenue 25.8% versus 2017. All solutions of our business grew versus 2017 and contributed to our overall results. Our innovation development drove the most significant growth in 2018; representing over $5.0 million in sales, an increase of $4.8 million versus 2017. I want to personally thank our entire organization and especially our functional leaders, as our results would not have been possible without all their contributions to our success.

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CPG Sales grew sales with both existing and new clients in our core business while also building our innovation pipeline
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Retail Sales identified new channels of business, negotiated increased stores and improved terms in existing retailers and built a pipeline of potential new retailers
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Marketing increased overall corporate awareness by executing a new web platform, updated corporate branding, attended trade shows and created an overall social campaign
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Business development created, tested and executed thirteen new solutions enabling us to enter into new retailers and engage with new CPG manufacturers
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Operations delivered against all of their performance KPIs including on-time shipments, quality and accuracy of our programs while reducing operational costs

Ms. Glancy continued, “Despite delivering our most successful year, our performance has resulted in significant competitive pressures as shared earlier this year. While we have decreased our reliance on our top customers through our innovation development, any changes in their performance will still have an adverse impact to our business. As we start the year in 2019, we are challenged with the loss of both a significant retailer and CPG manufacturer. As a result of these customer losses, we expect to incur operating losses in the 1st half of 2019. We are continuing to identify ways to work with these customers; however, competition has entered into agreements that are limiting our success in being able to do so. We are aggressively pursuing opportunities to replace the gap created from these lost customers via continued focus against our new solutions introduced in 2018, continued portfolio expansion in 2019 and new retailer acquisition opportunities. We will manage our overall business by aligning both costs and strategic investments while also identifying new sales drivers to remain relevant in the industry. While we face challenges in 2019, we have a strong balance sheet, a high-performing team and innovative solutions for our customers to manage the current challenges we are facing.”

Q4 2018 Results
Net sales increased 0.3% to $8,117,000 in Q4 2018, from $8,091,000 in Q4 2017, primarily due to an increase in innovation solutions. POPS program revenue was down due to a decrease in the number of signs placed partially offset by an increase in average price per sign, which was the result of a favorable mix of CPG clients and contracts.

Gross profit in Q4 2018 decreased to $3,247,000, or 40.0% of net sales, from $3,531,000, or 43.6% of net sales, in Q4 2017. The lower gross profit was primarily the result of product mix combined with a decrease in the number of POPS program signs placed.

Selling expenses in Q4 2018 were $899,000, or 11.1% of net sales, compared to $941,000, or 11.6% of net sales, in Q4 2017.

Marketing expenses in Q4 2018 were $801,000, or 9.9% of net sales, compared to $454,000, or 5.6% of net sales, in Q4 2017. Increased marketing expenses were primarily due to increased staffing and staff related costs, promotional activities, and an increase in new product development activities.

General and administrative expenses in Q4 2018 were $1,046,000, or 12.9% of net sales, compared to $1,183,000, or 14.6% of net sales, in Q4 2017.

Income tax expense for Q4 2018 was 22.7% of pretax income, or an expense of $119,000, compared to income tax expense of 32.8% of pretax income, or $310,000, in Q4 2017. The decrease in income tax rate was primarily due to the tax impact of The Tax Cut and Jobs Act of 2017.

As a result of the items above, the net income for Q4 2018 was $406,000, or $0.04 per basic and diluted share, compared to $635,000, or $0.05 per basic and diluted share, in Q4 2017.

As of December 31, 2018, cash and cash equivalents totaled $10.2 million, compared to $4.7 million as of December 31, 2017.

Share Repurchase Plan
As announced on April 5, 2018, the Board of Directors has approved a Stock Repurchase Plan authorizing the repurchase of up to $3.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through March 31, 2020. During Q4 2018, the Company purchased approximately 17,000 shares at an average price of $1.77 per share.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to both consumer-packaged goods manufacturers and retailers. Insignia has provided in-store media solutions in over 20,000 retail outlets, inclusive of grocery, mass merchants and dollar over the course of 2018. We partner with over 300 consumer packaged goods manufacturers across various categories including center store, refrigerated, frozen and the perimeter.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipates,” “expects,” “seeks,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovationand transformation of the Company’s business are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net sales	$8,117,000	$8,091,000	$33,236,000	$26,430,000
Cost of sales	4,870,000	4,560,000	20,675,000	18,029,000
Gross profit	3,247,000	3,531,000	12,561,000	8,401,000
Operating expenses:
Selling	899,000	941,000	3,429,000	3,539,000
Marketing	801,000	454,000	2,674,000	1,716,000
General and administrative	1,046,000	1,183,000	4,626,000	4,054,000

Operating income (loss)	501,000	953,000	1,832,000	(908,000)
Other income (loss), net	24,000	(8,000)	51,000	(1,000)

Income (loss) before taxes	525,000	945,000	1,883,000	(909,000)
Income tax expense (benefit)	119,000	310,000	484,000	(270,000)

Net income (loss)	$406,000	$635,000	$1,399,000	$(639,000)

Net income (loss) per share:
Basic	$0.04	$0.05	$0.12	$(0.06)
Diluted	$0.04	$0.05	$0.12	$(0.06)

Shares used in calculation of net income (loss) per share:
Basic	11,751,000	11,774,000	11,776,000	11,717,000
Diluted	11,958,000	11,867,000	12,007,000	11,717,000

SELECTED BALANCE SHEET DATA
(Unaudited)
	December 31,
	2018	2017

Cash and cash equivalents	$10,160,000	$4,695,000
Working capital	13,315,000	11,833,000
Total assets	23,917,000	21,688,000
Total liabilities	7,593,000	6,847,000
Shareholders' equity	16,324,000	14,841,000

Working capital represents current assets less current liabilities.